Exhibit No. 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated August 31, 2018, and is by and between the Persons signatory hereto as borrower (“Borrower”) (individually, collectively, severally and jointly and severally, each a “Guarantor” and collectively the “Guarantors”), the Persons signatory hereto as guarantors and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is the successor by merger to Gordon Trucking, Inc. and to Interstate Distributor Co. and is party to that certain Credit Agreement, entered into as of November 11, 2013, between Borrower, Guarantors and Bank and the Joinder Agreement dated as of August 30, 2017, entered into by and between Interstate Distributor Co., as a Joining Guarantor, in favor of Bank (together, the “Credit Agreement”); and

WHEREAS, Borrower, Guarantors and Bank desire to amend the Credit Agreement on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the above premises and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Credit Agreement.

2.    Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(i)The heading to Section 1.1 and Section 1.1(a) are hereby amended and restated in their entirety to read as follows:

SECTION 1.1. LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time (each a “Line of Credit Advance”, and the aggregate principal amount of all Line of Credit Advances outstanding at any time, the “Line of Credit Loan”) up to and including the Termination Date, not to exceed at any time an aggregate outstanding principal amount that is more than the applicable Line of Credit Maximum Borrowing Amount in effect from time to time (the “Line of Credit”). The proceeds of each Line of Credit Advance shall be used on or after the date on which each of the conditions precedent set forth in Section 3.1 either have been waived by Bank or satisfied or on the date which the initial Line of Credit Advance is made (whichever occurs first, the “Closing Date”): (i) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby and (ii) consistent with the terms and conditions hereof, working capital and lawful and general corporate purposes for Obligated Group Members, including without limitation, to finance capital expenditures and Permitted Acquisitions (provided that in no event shall any part of the proceeds of any loans made to Borrowers under this Agreement be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors). Borrower's obligation to repay Line of Credit Advances and the Line of Credit Loan shall be evidenced by the Line of Credit Note, all terms of which are incorporated herein by this reference.

(ii)The first sentence of Section 1.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    As a subfeature under the Reducing Line of Credit, Bank agrees from time to time prior to the Termination Date to issue or cause an Affiliate of Bank to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided, however, that the aggregate amount available to be drawn under all outstanding Letters of Credit shall not at any time exceed Thirty Million Dollars ($30,000,000.00).

(iii)Section 1.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Borrowing and Repayment. Borrower may, from time to time prior to the Termination Date, borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note, including without limitation, the limitations on prepayment set forth in Section 1.1(f); provided however, that the sum of the outstanding principal amount of the Line of Credit Loan and the LC Exposure shall at no time exceed the Line of Credit Maximum Borrowing Amount, and notwithstanding anything to the contrary contained in this Agreement, Bank shall have no obligation to make any Line of Credit Advance or issue or cause to be issued any Letter of Credit, if after making such Line of Credit Advance or issuing such Letter of Credit, the sum of the outstanding principal amount of Line of Credit Loan and the LC Exposure would exceed the applicable Line of Credit Maximum Borrowing Amount. As used herein and in the Line of Credit Note, “Line of Credit Maximum Borrowing Amount” means (i) $100,000,000.00, initially and through the day immediately prior to the Termination Date and (ii) $0.00 on and after the Termination Date, provided that the “Line of Credit Maximum Borrowing Amount” shall be (y) $200,000,000.00 beginning on the effective date of the Facility Increase requested by Borrower and approved by Bank in accordance with Section 1.1(g) and thereafter through the day immediately prior to the Termination Date and (z) $0.00 on and after the Termination Date. If the sum of the outstanding principal amount of the Line of Credit Loan and the LC Exposure on any date is greater than the Line of Credit Maximum Borrowing Amount, Borrower shall make a principal payment on the Line of Credit Loan on such date in an amount sufficient to reduce the sum of the then outstanding principal amount of the Line of Credit Loan and the LC Exposure to an amount not greater than Line of Credit Maximum Borrowing Amount. Each payment of principal shall be accompanied by payment of (i) accrued interest on the principal amount paid and (ii) fees required under Section 1.1 (f), if any. The outstanding principal balance of the Line of Credit Loan shall be due and payable in full on the Termination Date.

(iv)The Credit Agreement is hereby amended by adding a new clause (g) to Section 1.1 that reads as follows:

(g)    Accordion Feature. At any time prior to the Termination Date, Borrower may make a one-time request to increase the Line of Credit Maximum Borrowing Amount up to not more than $200,000,000.00 (the “Facility Increase”) by written notice in substantially the form of Schedule 1.1 attached (the “Increase Request”). The Increase Request shall (a) indicate the proposed effective date of the Facility Increase which shall be a date not less than 30 days after the date the Increase Request is delivered to Bank, the amount to which Borrower requests the Line of Credit Maximum Borrowing Amount be increased and such additional information as reasonably requested by Bank and (b) be accompanied by such supporting materials as reasonably requested by Bank. The Facility Increase will not be permitted if an Event of Default has occurred and is continuing. For greater certainty, the Facility Increase is uncommitted and Bank may decline the Increase Request in its sole discretion. Not later than 21 days after receipt of the Increase Request, Bank will advise Borrower in writing as to whether or not Bank has agreed to the Facility Increase and, if Bank has agreed to the Facility Increase, Bank will advise Borrower in writing of the date the Facility Increase is to take effect, which shall be no later than 30 days after the date the Increase Request is delivered to Bank.

(v)Section 1.2(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a)    Interest Rate. The principal balance of the Line of Credit Loan outstanding from time to time shall bear interest (computed on the basis of a 360-day year, actual days elapsed), and the amount of each drawing paid under any Letter of Credit shall bear interest (computed on the basis of a 360- day year, actual days elapsed) from the date such drawing is paid to the date such amount is fully repaid by Borrower, either (i) at a fluctuating rate per annum that is zero percent (0.00)% above the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be the Applicable Rate plus LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each interest rate selection by Borrower, Bank is hereby authorized to note the date, principal amount, interest rate applicable thereto, and, if applicable, the LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Line of Credit Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(vi)Section 1.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate:

(i)at any time any portion of the Line of Credit Loan bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new LIBOR Period designated by Borrower,
(ii)
(iii)at any time any portion of the Line of Credit Loan bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower and

(iv)at the time a Line of Credit Advance is made hereunder,
Borrower may choose to have all or a portion thereof bear interest determined in relation to the Prime Rate or to LIBOR for a LIBOR Period designated by Borrower. To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof (“Interest Rate Selection Notice”) that is received by Bank prior to 11:00 a.m. Des Moines, Iowa time on a Business Day prior to the first day of the LIBOR Period, or at a later time during such Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such Interest Rate Selection Notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If

Bank has not received such Interest Rate Selection Notice in accordance with the foregoing before a Revolving Line of Credit Advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Prime Rate interest selection for the Revolving Line of Credit Advance or the principal amount to which such LIBOR Period applied. Any such Interest Rate Selection Notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a Line of Credit Advance or Line of Credit Loan as a LIBOR Loan) incurred by Bank as a result of the failure of Borrower to accept or complete a Line of Credit Advance or Line of Credit Loan as a LIBOR Loan after making a request therefor. Any reasonable, good faith determination of such amounts by Bank shall be conclusive and binding upon Borrower.

(vii)Section 1.2(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Swap Agreement Adjustments. Notwithstanding anything to the contrary set forth herein or in the Line of Credit Note, at any time when an interest rate swap transaction between Borrower and Bank (a “Swap”) is in effect in connection with the Line of Credit Loan, the following revisions hereto shall apply with respect to an amount of the outstanding principal balance of the Line of Credit Loan equal to the lesser of (i) the outstanding principal balance of this Line of Credit Loan and (ii) the notional amount of the Swap (the “Hedge Portion”):

(i)With respect to the Hedge Portion, no Prime Rate interest rate option or selection shall be available.

(ii)With respect to the Hedge Portion, the following definition of "LIBOR Period" shall apply:

"LIBOR Period" means a period of one (1) month, with the understanding that (i) the initial LIBOR Period shall commence on the later of (A) the effective date of the Swap, and (B) if the outstanding principal balance of the Line of Credit Loan is less than the applicable Hedge Portion, the date on which the outstanding principal balance of the Line of Credit Loan equals or exceeds the applicable Hedge Portion, and shall continue up to, but shall not include, the first day of the of the immediately following month, (ii) thereafter, each LIBOR Period shall commence automatically, without notice to or consent from Borrower, on the first day of each month and continue up to, but shall not include, the first day of the immediately following month, (iii) if any LIBOR Period is scheduled to commence on a day which is not a New York Business Day, then such LIBOR Period shall commence on the next succeeding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), unless the result of such extension would be to cause such LIBOR Period to begin in the next calendar month, in which event such LIBOR Period shall commence on the immediately preceding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), and (iv) if, on the first day of the last LIBOR Period applicable to the Hedge Portion, the remaining term of the Line of Credit is less than one (1) month, said LIBOR Period shall be in effect only until the Line of Credit Maturity Date.  A LIBOR Period that commences with respect to a Hedge Portion hereunder shall continue until its scheduled expiration date in accordance with the foregoing notwithstanding the termination of the Swap during such LIBOR Period.

Borrower understands and acknowledges that (i) any Swap constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Line of Credit Loan, except as otherwise expressly provided in the Swap contract, (ii) nothing herein or in the Line of Credit Note shall be construed as a modification of a Swap or create an obligation to amend a Swap,  (iii) Borrower may incur losses or reductions in benefits related to differences between any economic terms and characteristics of this Agreement, the Line of Credit Loan or the Line of Credit Note and those of a related Swap (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap, and (iv) Bank has no obligation to modify, renew or extend the Line of Credit Maturity Date to match the maturity date of a Swap.

(viii)The introduction to Section 1.2(e) and clause (i) of Section 1.2(e) of the Credit Agreement are hereby amended and restated in their entirety, respectively, to read as follows:

(e)    Additional LIBOR Provisions. Notwithstanding anything to the contrary contained in this Agreement or the Line of Credit Note:

(i)If Bank determines in good faith (which determination shall be conclusive, absent manifest error) that adequate and fair means do not exist for ascertaining the LIBOR rate because (x) United States dollar deposits of sufficient amount and maturity for advance hereunder are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business or (y) of circumstances affecting the London Interbank Eurodollar market or (z) the rate of interest used by Bank to determine LIBOR is not available or published on a current basis, Bank shall promptly notify Borrower in writing of an alternate calculation of the LIBOR rate made in Bank’s sole reasonable discretion.

(ix)The Credit Agreement is hereby amended by adding a new clause (h) to Section 1.2 to that reads as follows:

(h)    LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or in the Line of Credit Note:

(i)if Bank reasonably determines (which determination shall be conclusive, absent manifest error), that:

(A)the circumstances described in clause (e)(i) or (e)(ii) or (e)(iii) above are unlikely to be temporary, or

(B)the administrator of the London Interbank Offered Rate or a foreign or domestic governmental authority having jurisdiction over Bank has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be made available or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, reasonably promptly after such determination by Bank, Bank and Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) and the applicable or new Applicable Rate (any such proposed rate, a "LIBOR Successor Rate"), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below), and any such amendment shall become effective upon execution thereof by all parties to this Agreement as provided in Section 7.5.

(ii)If no LIBOR Successor Rate has been determined and the circumstances under clause (h)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Bank will promptly so notify Borrower. Thereafter, the obligation of Bank to make or maintain LIBOR Loans and the option of Borrower to select any LIBOR interest rate shall be suspended, (to the extent of the affected LIBOR Loans or LIBOR Periods). Upon receipt of such notice from Bank, any pending request for a Line of Credit Advance of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or LIBOR Interest Periods) shall be revoked.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Prime Rate,” “LIBOR Period,” and “Applicable Rate”, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Bank, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Bank determines in consultation with Borrower).

(x)Clauses (a) and (b) of Section 1.3 of the Credit Agreement are hereby amended, respectively, to read as follows:

(a)    Unused Commitment Fee. Borrower shall pay to Bank a fee at a rate per annum equal to the Applicable Rate (computed on the basis of a 360-day year, actual days elapsed) times the daily unused amount of the Line of Credit, which fee shall be due and payable by Borrower in arrears within ten (10) days after each monthly billing is sent by Bank.

(b)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit and each renewal of such Letter of Credit, if any, at a rate per annum equal to the Applicable Rate times the face amount of such Letter of Credit and (ii) fees and charges upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

The foregoing fees shall be paid to Bank even if a Letter of Credit is or was issued by an Affiliate of Bank.

(xi)Clause (a) of Section 4.9 of the Credit Agreement is hereby amended to read as follows:

(a)    Tangible Net Worth as of the end of each Fiscal Quarter at an amount that is not less than $250,000,000.00, with “Tangible Net Worth” defined as the aggregate of Obligated Group Members’ total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any Affiliates or Persons related to any Obligated Group Member, that are not eliminated in consolidation, and less all Permitted Investments.

(xii)Section 7.12(a) of the Credit Agreement is amended to restate the definitions of “Business Day”, “Guarantor”, “LIBOR”, “LIBOR Period”, “Obligations”, “Prime Rate”, “Line of Credit Maturity Date”, “Reducing Line of Credit”, “Reducing Line of Credit Advance”, “Reducing Line of Credit Loan”, “Reducing Line of Credit Maximum Borrowing Amount”, and “Reducing Line of Credit Note” and to add new definitions of Applicable Rate”, “LIBOR Loan”, “Line of Credit”, “Line of Credit Advance”, “Line of Credit Loan”, “Line of Credit Maximum Borrowing Amount”, “Line of Credit Note”, “London Business Day”, and “New York Business Day”, respectively, as follows:

“Applicable Rate” means, for any day, with respect to any LIBOR Loan, Letter of Credit Fee and Non-Usage Fee, as the case may be, the applicable rate per annum set forth below, based upon the level into which the Debt to Adjusted EBITDA Ratio then falls in accordance with the following table:

Pricing Level	Debt to Adjusted EBITDA Ratio	Letter of Credit Fee and Non-Usage Fee	LIBOR Loan
Level 1	equal to or less than 0.50 to 1.00	.0725%	0.70%
Level 2	greater than 0.50 to 1.00 but equal to or less than 1.25 to 1.00	0.125%	0.80%
Level 3	greater than 1.25 to 1.00 or greater	0.175%	0.90%

Any increase or decrease in the Applicable Rate resulting from a change in the Debt to Adjusted EBITDA Ratio shall be effective on the first Business Day of the Fiscal Quarter following the Fiscal Quarter during which Bank receives and reviews the consolidated financial statements delivered pursuant to Section 4.3(a) or (b) and the completed compliance certificate delivered pursuant to Section 4.3(d).

“Guarantor” means A & M Express, Inc., Parent, Heartland Express Maintenance Services, Inc., Heartland Express Services, Inc., and each other Person that has executed a Guaranty Agreement in form and substance satisfactory to Bank.

“LIBOR” means, for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

“LIBOR Loan” means any portion of the Line of Credit Loan that bears interest determined or related to LIBOR for a LIBOR Period selected by Borrower.

"LIBOR Period" means a period commencing on a New York Business Day and continuing for 1 or 3 month periods (as designated by Borrower) during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than $100,000.00, (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

“Line of Credit” has the meaning specified in Section 1.1(a). Each reference in this Agreement to Reducing Line of Credit, including without limitation, each reference thereto in any other term defined in this Agreement, means the Line of Credit as so defined and the definition of “Reducing Line of Credit” is amended and restated accordingly.

“Line of Credit Advance” has the meaning specified in Section 1.1(a). Each reference in this Agreement to Reducing Line of Credit Advance, including without limitation, each reference thereto in any other terms defined in this Agreement, means a Line of Credit Advance as so defined and the definition of “Reducing Line of Credit Advance” is amended and restated accordingly.

“Line of Credit Loan” has the meaning specified in Section 1.1(a). Each reference in the Agreement to Reducing Line of Credit Loan, including without limitation, each reference thereto in any other term defined in this Agreement, means the Line of Credit Loan as so defined and the definition of “Reducing Line of Credit Loan” is amended and restated accordingly.

“Line of Credit Maturity Date” means August 31, 2021. Each reference in this Agreement to the Reducing Line of Credit Maturity Date, including without limitation, each reference thereto in any other term defined in this Agreement, means the Line of Credit Maturity Date as so defined and the definition of “Reducing Line of Credit Maturity Date” is amended and restated accordingly.

“Line of Credit Maximum Borrowing Amount” has the meaning specified in Section 1.1(d). Each reference in the Agreement to Reducing Line of Credit Maximum Borrowing Amount, including without limitation, each reference thereto in any other term defined in this Agreement, means the Line of Credit Maximum Borrowing Amount as so defined and the definition of “Reducing Line of Credit Maximum Borrowing Amount” is amended and restated accordingly.

“Line of Credit Note” means the promissory note of Borrower in favor of Bank executed by Borrower as of August 31, 2018 executed and delivered in substitution, modification, replacement and extension of and for (but not in payment or satisfaction of) the promissory note of Borrower in favor of Bank executed by Borrower as of November 11, 2013. Each reference in this Agreement of Reducing Line of Credit Note, including without limitation, each reference thereto in any other term defined in this Agreement, means the Line of Credit Note as so defined and the definition of “Reducing Line of Credit Note” is amended and restated accordingly.

“London Business Day” means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

“New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Line of Credit Advances and the Line of Credit Loan, all LC Exposure, hedging obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) owed to Bank or any Affiliate of Bank and all other obligations and liabilities, of any Obligated Group Member to Bank or any Affiliate of Bank or any indemnified party associated with Bank or any Affiliate of Bank, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, joint and several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Line of Credit Advances made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. If the rate of interest announced by Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note the Prime Rate shall be deemed to be zero percent (0.0%).

(xiii)Clause (a) of Section 7.12 of the Credit Agreement is hereby amended to read as follows:

(b)    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.

3.    Borrower shall pay Bank a one-time, non-refundable fee in the amount of $50,000.00 at the time this Amendment is executed by Borrower (the “Fee”).

4.    Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement, the Line of Credit Note and the other Loan Documents are and shall remain unaltered and in full force and effect and are hereby ratified and confirmed by each Borrower. Neither the amendments nor the modifications contained herein shall be construed as a waiver, amendment, or modification of any other provision of the Credit Agreement, the Line of Credit Note or the other Loan Documents or for any purpose except as expressly set forth herein or as a consent to any further or future action on the part of the Borrower or any Guarantor that would require the waiver or consent of Bank. Borrower and each Guarantor hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants and agreements set forth therein.

5.    Conditions Precedent. This Amendment shall become effective upon the date (the “Effective Date”) on which Bank shall have received:

(a)This Amendment, duly executed and delivered by Borrower and by each Guarantor;

(b)    The Line of Credit Note, in the form of Exhibit A attached to this Amendment, duly executed and delivered by Borrower;

(c)    From Borrower, payment of the Fee and all other fees and expenses (including without limitation, reasonable fees, disbursements and other charges of counsel incurred in connection with the preparation and documentation of this Amendment not to exceed $5,000.00 in respect of such fees, disbursements and charges);

(d)    If requested by Bank, satisfactory evidence that all corporate and other proceedings that are necessary in connection with this Amendment have been taken to Bank and its counsel’s reasonable satisfaction, and Bank shall have received all such counterpart originals or certified copies of such documents as Bank may reasonably request; and

(e)    Such other information and documents as may reasonably be required by Bank and its counsel in connection with this Amendment.

6.    Representations and Warranties. Borrower and each Guarantor hereby severally represents and warrants to Bank (before and after giving effect to this Amendment) that:

a.Borrower and each Guarantor has the corporate or limited liability company, as applicable, power and authority, and the legal right, to execute, deliver and perform this Amendment.
b.Borrower and each Guarantor has taken all necessary corporate or limited liability company, as applicable, action to authorize the execution, delivery and performance of this Amendment.

c.No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority, arbitrator, court or administrative agency or any other Person is required in connection with this Amendment, the execution, delivery, performance, validity or enforceability of this Amendment, or the performance, validity or enforceability of any Loan Document, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

d.This Amendment has been duly executed and delivered on behalf of such Borrower. This Amendment and the Credit Agreement, as amended by this Amendment, (the “Amended Credit Agreement”) and the Line of Credit Note, as modified by this Amendment, constitute the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

e.Each of the representations and warranties made by such Borrower herein or in or pursuant to the Loan Documents is true and correct on and as of the Effective Date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct as of such earlier date).

f.No Event of Default that is not waived by this Amendment has occurred and is continuing, or will result from this Amendment. There exists no condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

g.Borrower and each Guarantor has performed all agreements and satisfied all conditions which this Amendment and the other Loan Documents provide shall be performed or satisfied by Borrower or such Guarantor on or before the Effective Date.

7.    Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon Borrower, each Guarantor and Bank and each of their respective successors and assigns.

8.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Iowa.

9.    Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

10.    Costs and Expenses. Borrower agrees to pay or reimburse Bank for all of its out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby (including without limitation, the reasonable fees, disbursements and other charges of counsel to Bank incurred in connection with the preparation and documentation of this Amendment not to exceed $5,000.00 in respect of such fees, disbursements and charges of counsel) not to exceed $5,000.00.

11.    Copies of Documents. Borrower and each Guarantor acknowledges receipt of a copy of this Amendment signed by the parties hereto.

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IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

BORROWER: HEARTLAND EXPRESS, INC. OF IOWA By: /s/ Michael Gerdin Michael Gerdin President	BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Casey A. Cason_________________ Casey A. Cason Senior Vice President
GUARANTORS:	GUARANTORS:
HEARTLAND EXPRESS, INC. By: /s/ Michael Gerdin Michael Gerdin Chairman & CEO	HEARTLAND EXPRESS MAINTENANCE SERVICES, INC. By: /s/ Michael Gerdin Michael Gerdin President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

GUARANTORS:	GUARANTORS:
HEARTLAND EXPRESS SERVICES, INC. By: /s/ Michael Gerdin Michael Gerdin President	A & M EXPRESS, INC. By /s/ Michael Gerdin Michael Gerdin President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

Schedule 1.1
Form of Increase Request
See attached.

Increase Request

To:    Wells Fargo Bank, National Association

Date of Request:            , 20__

This Increase Request is furnished to Wells Fargo Bank, National Association (“Bank”), pursuant to the Credit Agreement entered into as of November 11, 2013 (as amended, restated, renewed or replaced from time to time, the “Credit Agreement”) by and among Heartland Express, Inc. of Iowa (“Borrower”), the parties thereto as Guarantors and Bank. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Credit Agreement.

This Increase Request is irrevocable and represents Borrower’s request for the Facility Increase, and the following information is provided pursuant to Section 1.1(g) of the Credit Agreement:

a)Facility Increase Date:	, 20

b)Additional Information:

c)Line of Credit Maximum Borrowing Amount Requested to be increased to: (not more than $200,000,000)	$_________

Supporting materials requested by Bank accompany this Increase Request.

Borrower, and the undersigned officer to the best of his or her knowledge in such officer’s capacity as an officer of Borrower, each certify that:

a)	No Event of Default has occurred and is continuing as at the date hereof or would arise immediately after giving effect to or as a result of the Facility Increase.

b)
The representations and warranties made under the Credit Agreement are true and correct as at the date hereof, except to the extent that any such representation or warranty specifically relates to a different date, in which case such representation and warranty will be true and correct as of such date.

BORROWER:

HEARTLAND EXPRESS, INC. OF IOWA

By:_________________________________

Print Name:__________________________

Print Title:___________________________

EXHIBIT A
Form of Line of Credit Note
See attached.

2

LINE OF CREDIT NOTE

Des Moines, Iowa
August 31, 2018

FOR VALUE RECEIVED, HEARTLAND EXPRESS, INC. OF IOWA, an Iowa corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 666 Walnut, 2nd Floor, Des Moines, IA 50309, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all outstanding Line of Credit Advances (as defined in the Credit Agreement referred to below) made to Borrower by Bank pursuant to such Credit Agreement, with interest thereon as set forth in such Credit Agreement.

CREDIT AGREEMENT:

This promissory note (the “Note”) evidences the Line of Credit Loan and Line of Credit Advances defined as such, and referred to, in and made pursuant to the Credit Agreement between Borrower and Bank dated as of November 11, 2013, as amended, restated, extended, supplemented or otherwise modified from time to time (the "Credit Agreement"), is the Line of Credit Note defined as such and referred to in the Credit Agreement and is subject to the terms and conditions of the Credit Agreement, including without limitation, the limitations on the maximum principal amount that may be outstanding under this Note from time to time. Capitalized terms used and not defined in the Note shall have the meanings given them in the Credit Agreement. In instances where any term or condition of this Note conflicts with any term or condition of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

INTEREST:

The outstanding principal balance of this Note shall bear interest from the date hereof until the Line of Credit Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.

PAYMENTS:

The outstanding principal balance of this Note shall be due and payable in full on August 31, 2021 and prior to August 31, 2021 is subject to repayment at the times and on and subject to the terms set forth in the Credit Agreement.

Each payment made on this Note shall be credited to interest or principal as provided in the Credit Agreement.

EVENTS OF DEFAULT:

Any defined event of default under the Credit Agreement shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower and may exercise the remedies under the Credit Agreement. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Iowa without application of its conflicts of law principles that might require the application of the laws of another jurisdiction.

(c)    Acknowledgment. Borrower acknowledges receipt of a copy of this Note signed by Borrower.

(d)    Renewal. This Note is executed and delivered in substitution, modification, replacement and extension of and for (but not in payment or satisfaction of) a previous note of Borrower to Bank.

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IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

HEARTLAND EXPRESS, INC. OF IOWA

By: /s/ Michael Gerdin
Michael Gerdin
President

[SIGNATURE PAGE TO NOTE]